Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ARBINET CORPORATION

It is hereby certified that:

1.           The name of the corporation (hereinafter called the “Corporation”) is Arbinet Corporation.

2.           The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 14, 1996 under the name SmartGroup Holdings, Inc.  Thereafter an Amendment to the Certificate of Incorporation was filed on March 13, 1997 to change the name of the Corporation to Arbinet Holdings, Inc.  A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 12, 2000 to change the name of the Corporation to Arbinet-thexchange, Inc.  On December 21, 2004 a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.  On June 16, 2009 an Amendment to the Restated Certificate of Incorporation was filed to change in the name of the Corporation to Arbinet Corporation.

3.           The Restated Certificate filed on December 21, 2004, as amended, is hereby further amended as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to (a) combine each four (4) shares of the Corporation’s Common Stock, $0.001 par value per share (“Common Stock ”), issued and outstanding or held in the treasury of the Corporation into one (1) share of Common Stock (the “Reverse Stock Split”) and (b) decrease the number of authorized shares of Common Stock on a basis proportional to the Reverse Stock Split ratio, and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware by the Board of Directors and stockholders of the Corporation.

THIRD:  That upon the effectiveness of this Certificate of Amendment (the “Effective Time”), the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares, consisting of (i) 15,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

FOURTH: That at the Effective Time, Section A “COMMON STOCK” of Article FOURTH of the Restated Certificate of Incorporation is hereby amended by appending the following Section 5, which shall read in its entirety substantially as follows:

“5.  Reverse Stock Split. Upon effectiveness of a Certificate of Amendment to the Restated Certificate of Incorporation, as amended, (the “Effective Time”) filed with the Secretary of State of the State of Delaware, each four (4) shares of Common Stock issued and outstanding or held in the treasury of the Corporation at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Each certificate representing shares of Common Stock outstanding immediately prior to the Effective Time shall automatically, and without the necessity of presenting the same for exchange, represent after the Effective Time, only the applicable number of shares of Common Stock or cash in lieu thereof, as provided in the Reverse Stock Split. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.”

FIFTH: That pursuant to Section 103(d) of the General Corporation Law of Delaware, the Effective Time of this Certificate of Amendment shall be June 11, 2010, at 5:00 p.m. Eastern Daylight Time.”

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 11th day of June, 2010.

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell
Shawn F. O’Donnell
Chief Executive Officer and President